Exhibit 5.2

Legal Opinion on Certain PRC Legal Matters

Guangdong Shengdian Law Firm

17/F and 25/F, Block A, International Innovation Center, 1006 Shennan Avenue,
Futian District, Shenzhen, 518026 P. R. China
Tel: +86 755 8366 3333

March 20, 2026

To:	Pacipic Nexus IntelliTech Group

Vistra (Cayman) Limited, P. O. Box 31119 Grand Pavilion, Hibiscus Way

802 West Bay Road, Grand Cayman, KY1 — 1205

Cayman Islands

Re: Legal Opinion on Certain PRC Legal Matters

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan Region), and are qualified to issue opinions on the laws and regulations of the PRC effective as of the date hereof (the “PRC Laws”).

We have acted as the PRC counsel for Pacipic Nexus IntelliTech Group (the “Company”) , a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of a certain number of Ordinary Shares of the Company (the “Ordinary Shares”), as set forth in the Company’s registration statement on Form F-1, including drafts, and all amendments or supplements thereto (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, in relation to the Offering, and (ii) the Company’s proposed listing of its Ordinary Shares on the Nasdaq Capital Market, or Nasdaq (the “Listing”).

In connection with the Offering, we have been asked to provide this opinion as to certain matters relating to the Company and its subsidiaries operating in the PRC (excluding the related parties as disclosed in the Registration Statement).

For the purposes of this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purpose of rendering this Opinion, including, without limitation, originals or copies of the certificates issued by the PRC Authorities and officers of the Company (collectively, the “Documents”).

In our examination of the Documents and for the purpose of rendering this opinion, we have assumed without further inquiry:

(A)	the genuineness of all signatures, seals and chops, and the authenticity of all Documents submitted to us as originals and the conformity with originals of the Documents submitted to us as copies and the authenticity of such originals;

(B)	the Documents as submitted to us remain in full force and effect up to the date of this opinion, and have not been revoked, amended, revised, modified or supplemented as of the date of this opinion except as otherwise indicated in such Documents;

(C)	the truthfulness, accuracy, fairness and completeness of the Documents as well as all factual statements contained in the Documents;

(D)	that all information (including factual statements) provided to us by the Company in response to our inquiries for the purpose of this opinion is true, accurate, complete and not misleading and that the Company has not withheld anything in response to our inquiries that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(E)	that all Governmental Authorizations and other official statement or documentation were obtained from the competent Governmental Authorities by lawful means in due course;

(F)	that all the information retrieved through the official website is genuine and valid;

(G)	that all Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws. Where important facts were not independently established to us, we have relied upon certificates issued by Government Authorities and representatives of the Company with proper authority in each case; and

(H)	that this opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

Legal Opinion on Certain PRC Legal Matters

The following terms as used in this Opinion are defined as follows:

“PRC Authorities”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC.

“Governmental Authorizations”	means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the PRC Laws to be obtained from any PRC Authorities.

“Registration Statement”	means the registration statement in Form F-1, including all amendments or supplements thereto, under the United States Securities Act of 1933, as amended, filed with the United States Securities and Exchange Commission (the “SEC”) relating to the offering by the Company of the Ordinary Shares.

“Overseas Listing Trial Measures”	Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, and relevant guidelines, released by China Securities Regulatory Commission, which became effective on March 31, 2023.

I. Opinions

Based on the foregoing examinations and assumptions and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned and PRC legal adviser can reach:

1.	Based on the Company’s confirmation and our examination on the results of searches undertaken by us against the Company and all its subsidiaries on March 20, 2026 of the online database as set out in Schedule 1, the Company has not established any subsidiary in the PRC. The Company maintains a representative office in mainland China. Pursuant to the Regulations on the Administration of Registration of Resident Representative Offices of Foreign Enterprises, representative offices do not have legal person status and are not permitted to engage in profit-making activities. Based on the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Company does not constitute a domestic enterprise conducting an indirect overseas offering under the Overseas Listing Trial Measures as of the date of this opinion. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the PRC Authorities will take a view that is not contrary to or otherwise different from our opinion stated above.

2.	Based on the Company's confirmation and compliance review, and in accordance with the relevant provisions of the Overseas Listing Trial Measures:

(1) The Company does not fall within the category of “domestic enterprises directly offering and listing securities overseas,” as defined in Article 2, Paragraph 1 of the Overseas Listing Trial Measures, which refers to joint-stock companies incorporated in the PRC that directly offer and list securities in overseas markets;

(2) The Company also does not meet the criteria for "domestic enterprises indirectly offering and listing securities overseas" as stipulated in the second paragraph of Article 2 and Article 15 of the Overseas Listing Trial Measures, that is the Company does not simultaneously meet the following two conditions in the Overseas Listing Trial Measures that is required filing with the China Securities Regulatory Commission about the Listing: (a) For enterprises located in the PRC, any single indicator—including operating revenue, total profit, total assets, or net assets—from the most recent fiscal year exceeds 50% of the corresponding audited consolidated financial statement data of the Company for the same period; (b) The Company conducts its principal business operations within the PRC or maintains its principal place(s) of business within the PRC, or the majority of its senior management responsible for business operations and management are PRC citizens or have their usual residences within the PRC.

3.	To the best of our knowledge and our understanding, and the confirmation of the Company, under PRC Laws, no consent, approval, authorization or order of PRC Authorities, including without limitation the China Securities Regulatory Commission, is required for the Listing.

Legal Opinion on Certain PRC Legal Matters

II. Qualifications

This Opinion is subject to the following qualifications:

This Opinion is subject to (i) certain equitable, legal or statutory principles in affecting the enforceability of contractual rights generally under concepts of public interest, interests of the state, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (ii) any circumstances in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the legally vested discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This Opinion only encompasses opinions on legal aspects and relates only to PRC Laws effective as of the date of this Opinion and we express no opinion as to any laws other than PRC Laws. There is no guarantee that any of such PRC Laws will not be changed, amended, replaced or revoked in the immediate future or in the longer term with or without retroactive effect.

This Opinion is given for use only by the Company but not for the use by any other person or for any other purposes. Without our prior written consent, this Opinion (including its drafts or supplements) shall not, in whole or in part, be copied, reproduced or disclosed to any other person in accordance with PRC Laws, except where the disclosure of this opinion is required to be made by applicable laws or is required in order to establish a defense to any legal or regulatory proceedings or investigation, or is requested by any court, regulatory or governmental authority, in each case, (i) on a non-reliance basis and (ii) with a prior written notice provided to us unless such prior written notice is not permissible under the applicable laws or otherwise not practicable.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement to be submitted to the U.S. Securities and Exchange Commission after the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Guangdong Shengdian Law Firm

Guangdong Shengdian Law Firm

Legal Opinion on Certain PRC Legal Matters

Schedule 1

The Online Database

序号 No.	名称 Name	网址 Website
1.	国家企业信用信息公示系统	https://www.gsxt.gov.cn/index.html
2.	企查查	https://www.qcc.com/
3.	中国执行信息公开网	https://zxgk.court.gov.cn/
4.	最高人民法院失信被执行人信息查询平台	https://zxgk.court.gov.cn/shixin/
5.	中国裁判文书网	https://wenshu.court.gov.cn/
6.	人民法院公告网	https://rmfygg.court.gov.cn/
7.	百度	https://www.baidu.com/
8.	必应	https://cn.bing.com/